Exhibit 99.1

Loop Media Reports Fiscal Fourth Quarter and Full Year 2022 Financial Results

- Q4 Revenue up 5x YoY to $12.2 Million; FY2022 Revenue up 6x to $30.8 million -

GLENDALE, CA – December 13, 2022 – Loop Media, Inc. (“Loop Media” or “Loop” or the “Company”) (NYSE American: LPTV), a leading multichannel streaming platform that provides curated music video and branded entertainment channels for businesses and consumers, is reporting financial and operating results for its fiscal fourth quarter and full fiscal year ended September 30, 2022.

Summary Fiscal Fourth Quarter 2022 vs. Fiscal Fourth Quarter 2021

•	Revenue increased 5x to $12.2 million.

•	Gross profit increased significantly to $4.7 million, while gross margin also increased significantly to 38.5%.

•	Net loss was $14.6 million or $(0.28) per share, compared to a loss of $13.1 million or $(0.31) per share.

•	Adjusted EBITDA (a non-GAAP financial measure defined below) remained relatively flat at $(2.7) million.

•	As of September 30, 2022, the Company had 18,240 quarterly active units, or QAUs, operating on its platform.

Summary Fiscal Year 2022 vs. Fiscal Year 2021

•	Revenue increased 6x to $30.8 million.

•	Gross profit increased significantly to $11.4 million, while gross margin more than doubled to 36.9%.

•	Net loss was $29.5 million or $(0.61) per share, compared to a loss of $31.0 million or $(0.76) per share.

•	Adjusted EBITDA was $(10.3) million compared to $(7.8) million.

Management Commentary

“Fiscal 2022 was a transformative year for Loop as we accelerated into our next phase of growth, capping off the year with a successful public offering and uplist to the NYSE American,” said Jon Niermann, CEO of Loop Media. “Most key financial metrics including revenue and gross margin have expanded significantly, and our growth this year has been exceptional due to increased penetration of Loop Players into the market, as well as the ramp of our Partner Platform business launched in May.

“There are more than 32 million small and medium sized businesses that can leverage our Loop players compared to the 18,000 currently in circulation, which we believe positions us for continued revenue growth, margin expansion, and turning adjusted EBITDA positive in fiscal 2023.”

Fiscal Fourth Quarter 2022 Financial Results

Revenue in the fourth quarter increased 5x to $12.2 million compared to $2.4 million in the year-ago period. The increase was driven by significantly more Loop Players deployed into the market, as well as the benefit from Loop’s Partner Platform business that was launched in May 2022.

Gross profit in the fourth quarter of 2022 increased significantly to $4.7 million compared to $0.2 million for the same period in 2021. Gross margin also increased significantly to 38.5% compared to 8.1% in the year-ago period. The increase was primarily driven by leveraging the increase in revenue with cost of sales and improved advertising revenue productivity generated by Loop players.

Total selling, general, and administrative (“SG&A”) expenses in the fourth quarter of 2022 were $14.8 million compared to $5.1 million for the same period in 2021. The increase in SG&A was primarily due to an increase in headcount, greater customer acquisition and retention spend, and higher public company costs related to the Company’s public offering and up-listing to the NYSE American. As a percentage of revenue, SG&A was reduced significantly as the Company improved its operating leverage.

Net loss in the fourth quarter of 2022 was $14.6 million or $(0.28) per share, compared to a loss of $13.1 million or $(0.31) per share for the same period in 2021.

Adjusted EBITDA in the fourth quarter of 2022 remained relatively flat at $(2.7) million compared to the same period in 2021.

On September 30, 2022, cash and cash equivalents were $14.1 million compared to $4.2 million on September 30, 2021. The increase was primarily driven by net proceeds from the Company’s sale of common stock of approximately $12.1 million in September 2022. As of September 30, 2022, the Company had total debt of $7.1 million compared to $4.4 million at September 30, 2021.

Conference Call

The Company will conduct a conference call today, December 13, 2022, at 5:00 p.m. Eastern time to discuss financial and operating results for its fiscal fourth quarter and full fiscal year ended September 30, 2022.

Loop’s management will host the conference call, followed by a question and answer period.

Date: December 13, 2022

Time: 5:00 p.m. Eastern Time

Live webcast registration link: here

Toll-free dial-in number: 1-833-630-1956

If you have any difficulty registering or connecting with the conference call, please contact Elevate IR at (720) 330-2829.

The conference call will also be available for replay on the investor relations section of the Company’s website at www.loop.tv/investors.

About Loop Media

Loop Media, Inc. (“Loop Media”) (NYSE American: LPTV) is a leading multichannel streaming platform that provides curated music video and branded entertainment channels for businesses. Through its proprietary “Loop Player” for businesses, Loop Media is a leading company in the U.S. licensed to stream music videos directly to venues out-of-home (“OOH”).

Loop Media’s digital video content reaches millions of consumers in OOH locations including bars/restaurants, office buildings, retail businesses, college campuses, airports and on free ad-supported TV platforms like Roku and at local gas stations on GSTV terminals and in 400,000 hotel rooms in over 1300 hotels in the United States.

Loop is fueled by one of the largest and most important libraries that includes music videos, movie trailers and live performances. Loop Media’s non-music channels cover a multitude of genres and moods and include movie trailers, sports highlights, lifestyle and travel videos, viral videos and more.  Loop Media’s streaming services generate revenue from advertising, sponsorships, integrated marketing and branded content from free-ad-supported-television (“FAST”) and from subscription offerings.

To learn more about Loop Media products and applications, please visit us online at Loop.tv

Follow us on social:

Instagram: @loopforbusiness

Twitter: @loopforbusiness

LinkedIn: https://www.linkedin.com/company/looptv/

Safe Harbor Statement and Disclaimer

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, Loop Media’s expected 2023 results, ability to compete in the highly competitive markets in which it operates, statements regarding Loop Media’s ability to develop talent and attract future talent, the success of strategic actions Loop Media is taking, and the impact of strategic transactions. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including "will," "may," "expects," "projects," "anticipates," "plans," "believes," "estimate," "should," and certain of the other foregoing statements may be deemed forward-looking statements. Although Loop Media believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. Loop Media takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by Loop Media. Loop Media’s SEC filings are available at www.sec.gov.

Non-GAAP Measures

Loop Media uses non-GAAP financial measures, including adjusted EBITDA and quarterly active units or QAUs, as supplemental measures of the performance of the Company’s business. Use of these financial measures has limitations, and you should not consider them in isolation or use them as substitutes for analysis of Loop Media’s financial results under generally accepted accounting principles in the United States of America (“U.S. GAAP”). The tables below provide a reconciliation of adjusted EBITDA to the most nearly comparable measure under U.S. GAAP.

The Company defines an “active unit” as (i) an ad-supported Loop Player (or DOOH location using our ad-supported service through our “Loop for Business” application or using a DOOH venue-owned computer screening our content) that is online, playing content, and has checked into the Loop analytics system at least once in the 90-day period or (ii) a DOOH location customer using our paid subscription service at any time during the 90-day period. The Company uses “QAU” to refer to the number of such active units during such period.

Loop Media Investor Contact
Sean Mansouri, CFA | Elevate IR
ir@loop.tv

Loop Media Press Contact
Jon Lindsay Phillips
Loop@phillcomm.global

LOOP MEDIA, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2022	September 30, 2021
ASSETS
Current assets
Cash	$14,071,914	$4,162,548
Accounts receivable, net	12,590,970	1,571,226
Inventory	17,669	223,048
Prepaid expenses and other current assets	1,478,897	1,662,843
Content assets - current	745,633	850,263
Total current assets	28,905,083	8,469,928
Non-current assets
Deposits	63,889	34,289
Content assets - non current	678,659	365,360
Property and equipment, net	1,633,169	38,936
Operating lease right-of-use assets	76,696	237,094
Intangible assets, net	590,333	702,778
Goodwill	—	1,970,321
Total non-current assets	3,042,746	3,348,778
Total assets	$31,947,829	$11,818,706
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,453,801	$1,147,585
Accrued liabilities	5,620,873	434,858
Accrued royalties	4,559,088	633,463
Payable on acquisition	250,125	250,125
License content liabilities - current	1,092,819	985,000
Note payable - current	—	25,714
Deferred Income	140,764	191,331
Convertible debt related party - current, net	—	530,226
Lease liability - current	75,529	167,101
Total current liabilities	19,192,999	4,365,403
Non-current liabilities
Non-revolving line of credit, related party	2,575,753	—
Non-revolving line of credit	4,524,985	—
Convertible debt – related party, less current portion, net	—	2,458,194
Convertible debt, less current portion, net	—	404,319
Note payable – non-current	—	460,924
Derivative liability	—	1,058,633
Lease liability	—	75,530
Total non-current liabilities	7,100,738	4,457,600
Total liabilities	26,293,737	8,823,003

Commitments and contingencies	—	—

Stockholders’ equity
Series B Convertible Preferred stock, $0.0001 par value, 3,333,334 shares authorized, 0 and 200,000 shares issued and outstanding as of March 31, 2022 and September 30, 2021, respectively. Liquidation preference of $1.50 per share before any payment to Series A Preferred or Common stock	—	20
Common Stock, $0.0001 par value, 105,555,556 shares authorized, 56,381,209 and 44,490,003 shares issued and outstanding as of March 31, 2022 and September 30, 2021, respectively	5,638	4,449
Additional paid in capital	101,970,318	69,833,650
Accumulated deficit	(96,321,864)	(66,842,416)
Total stockholders' equity	5,654,092	2,995,703
Total liabilities and stockholders' equity	$31,947,829	$11,818,706

LOOP MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,
	2022	2021
Revenue	$12,152,840	$2,409,145
Cost of revenue	7,471,921	2,215,087
Gross profit	4,680,919	194,058

Operating expenses
Selling, general and administrative	14,824,108	5,121,464
Impairment of goodwill and intangible assets	1,970,321	8,815,724
Total operating expenses	16,794,429	13,937,188

Loss from operations	(12,113,510)	(13,743,130)

Other income (expense)
Interest income	—	1,470
Interest expense	(1,643,271)	(246,635)
Loss on extinguishment of debt, net	(1,153,219)	(13,905)
Gain (Loss) on settlement of obligation, net	—	(1,100)
Change in fair value of derivatives	349,935	159,017
Other income	—	2,728
Total other income (expense)	(2,446,555)	(98,425)
Loss before income taxes
Income tax (expense)/benefit	1,727	714,742
Net loss	(14,558,338)	$(13,126,813)

Basic and diluted net loss per common share	(0.28)	$(0.31)

Weighted average number of basic and diluted common shares outstanding	51,452,458	42,474,397

LOOP MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended September 30,
	2022	2021
Revenue	$30,832,796	$5,069,149
Cost of revenue	19,450,398	4,165,066
Gross profit	11,382,398	904,083

Operating expenses
Selling, general and administrative	34,179,050	20,333,216
Impairment of goodwill and intangible assets	1,970,321	11,206,523
Total operating expenses	36,149,371	31,539,739

Loss from operations	(24,766,973)	(30,635,656)

Other income (expense)
Interest income	200	10,123
Interest expense	(3,620,212)	(1,690,552)
Gain (Loss) on extinguishment of debt, net	(1,607,782)	564,481
Gain (Loss) on settlement of obligation, net	—	(1,100)
Change in fair value of derivatives	514,643	159,017
Other income	—	4,279
Total other expense	(4,713,151)	(953,752)
Loss before income taxes
Income tax benefit	676	614,912
Net loss	(29,479,448)	$(30,974,496)

Basic and diluted net loss per common share	(0.61)	$(0.76)

Weighted average number of basic and diluted common shares outstanding	48,167,932	40,807,445

LOOP MEDIA, INC.

Adjusted EBITDA Reconciliation

	Years ended September 30,
	2022	2021
GAAP net loss	$(29,479,448)	$(30,974,496)
Adjustments to reconcile to EBITDA:
Interest expense	3,620,212	1,690,552
Interest income	(200)	(10,123)
Depreciation and amortization expense*	1,592,458	2,557,959
Income tax benefit	(676)	(614,912)
Stock-based compensation**	9,355,342	8,374,265
Non-recurring uplist expense	1,575,000	—
Impairment of goodwill and intangible assets	1,970,321	11,206,523
Loss on extinguishment of debt, net	1,607,782	—
Change in fair value of derivative	(514,643)	—
Adjusted EBITDA	$(10,273,852)	$(7,770,232)

* Includes amortization of content license assets.
** Includes options, RSUs and warrants

	Years ended September 30,
	2022	2021
GAAP net loss	$(14,558,338)	$(13,126,813)
Adjustments to reconcile to EBITDA:
Interest expense	1,643,271	246,635
Interest income	—	(1,470)
Depreciation and amortization expense*	463,756	702,484
Income tax benefit	(1,727)	(714,742)
Stock-based compensation**	5,407,070	1,337,466
Non-recurring uplist expense	1,575,000	—
Impairment of goodwill and intangible assets	1,970,321	8,815,724
Loss on extinguishment of debt, net	1,153,219	—
Change in fair value of derivative	(349,935)	—
Adjusted EBITDA	$(2,697,363)	$(2,740,716)

* Includes amortization of content license assets.
** Includes options, RSUs and warrants